Exhibit 1.2
GE DEALER FLOORPLAN
MASTER NOTE TRUST ASSET BACKED NOTES
TERMS AGREEMENT
(SERIES 2006-1)

Dated: June 27, 2006

To:	CDF Funding, Inc. General Electric Capital Corporation

Re:	Underwriting Agreement, dated June 26, 2006 among CDF Funding, Inc., General Electric Capital Corporation and the Representatives referred to therein
1.	Offered Notes.
     The notes described below in this Section 1 are the “Offered Notes” for the purpose of this Terms Agreement and for purposes of the above-referenced Underwriting Agreement (the “Underwriting Agreement”). The Underwriting Agreement is incorporated herein and made a part hereof. The Offered Notes are the Series 2006-1 Notes that will be issued by GE Dealer Floorplan Master Note Trust.

			Final
Class	Principal Amount	Interest Rate	Maturity Date
A	$1,432,500,000	One-month LIBOR plus 0.01% per year	April 20, 2011

B	$52,500,000	One-month LIBOR plus 0.17% per year	April 20, 2011

C	$15,000,000	One-month LIBOR plus 0.37% per year	April 20, 2011
2.	Underwriters
     The Underwriters named below are the “Underwriters” for the purpose of this Terms Agreement and for the Underwriting Agreement.

Underwriter	Class Purchased	$ Purchased
Banc of America Securities LLC	A	$573,000,000
	B	$26,250,000
	C	$7,500,000
Greenwich Capital Markets, Inc.	A	$573,000,000
	B	$26,250,000
	C	$7,500,000
Deutsche Bank Securities Inc.	A	$85,750,000
	B	$0
	C	$0
JP Morgan Securities Inc.	A	$85,750,000
	B	$0
	C	$0
Morgan Stanley & Co. Incorporated	A	$85,750,000
	B	$0
	C	$0
Blaylock & Company, Inc.	A	$29,250,000
	B	$0
	C	$0
3.	Underwriting Liability

Underwriting Liability	Class A	Class B	Class C
Banc of America Securities LLC	$573,000,000	$26,250,000	$7,500,000
Greenwich Capital Markets, Inc.	573,000,000	26,250,000	7,500,000
Deutsche Bank Securities Inc.	85,750,000	0	0
JP Morgan Securities Inc.	85,750,000	0	0
Morgan Stanley & Co. Incorporated	85,750,000	0	0
Blaylock & Company, Inc.	29,250,000	0	0

Total Amount	$1,432,500,000	$52,500,000	$15,000,000

2	2006-1 Terms Agreement

4.	Purchase Price, Discounts and Concessions

	Class A	Class B	Class C
Gross Purchase Price	100%	100%	100%
Underwriting Discount	0.125%	0.220%	0.290%
Net Purchase Price	99.875%	99.780%	99.710%
Maximum Dealer Selling Concessions	0.0750%	0.1320%	0.1740%
Maximum Dealer Reallowance Discounts	0.0375%	0.0660%	0.0870%
5.	Time of Sale
     4:04p.m. (New York City time) (U.S.) on June 27, 2006 (the time the first Contract of Sale was entered into as designated by the Representatives.)

3	2006-1 Terms Agreement

The Underwriters agree, severally and not jointly, to purchase the Offered Notes subject to the terms and provisions of this Terms Agreement and the Underwriting Agreement.

Banc of America Securities LLC, as a Representative
By:	/s/ Mert Arinc
	Name:	Mert_Arinc
	Title:	Principal

Greenwich Capital Markets, Inc., as a Representative
By:	/s/ Daniel P. McGarvey
	Name:	Daniel P. McGarvey
	Title:	Managing Director

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

S-1	2006-1 Terms Agreement

Accepted and Agreed:

CDF Funding, Inc.

By:	/s/ Margaret Fritz

Name: Margaret Fritz
Title: Vice President

General Electric Capital Corporation

By:	/s/ Margaret Fritz

Name: Margaret Fritz
Title: Attorney-in-Fact

S-2	2006-1 Terms Agreement